As filed with the Securities and Exchange Commission on February 16, 1999

                                             Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                             HERLEY INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                       23-2413500
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

10 Industry Drive                            Myron Levy, President
Lancaster, Pennsylvania 17603-4025           Herley Industries, Inc.
(717) 397-2777                               10 Industry Drive
(Address, including zip code and telephone   Lancaster, Pennsylvania 17603-4025
number, including area code, of registrant's (717) 397-2777
principal executive offices)                 (Name address and telephone number,
                                             including area code, of agent for
                                             service)
                                     -------
                                    Copy to:
                            David H. Lieberman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
Title of Each Class of                 Proposed Maximum         Proposed Maximum
Securities to be        Amount to be   Offering                 Aggregate           Amount of
Registered              Registered     Price Per Security (1)   Offering Price (1)  Registration Fee
----------------------------------------------------------------------------------------------------
Common Stock,
par value $.10
per share (2)          220,000 shs.         $13.875               $3,052,500              $850

Common Stock
Purchase Warrants      110,000 wts.          $1.625                 $178,750              $ 50
                                                                                         -----
                                                                               Total      $900
----------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee, based on the  closing  price of the common  stock and  warrants  reported  in the consolidated reporting system on February 11, 1999.
(2)  Includes 110,000 shares of common stock underlying the warrants.
----------------------------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Preliminary Prospectus

                              SUBJECT TO COMPLETION
                             Dated February 16, 1999


                             HERLEY INDUSTRIES, INC.

                 220,000 Shares of Common Stock, $.10 par value
                     110,000 Common Stock Purchase Warrants



     This is an offering of 220,000 shares of common stock and 110,000 common stock purchase warrants of Herley Industries, Inc. issuable upon the exercise of managing underwriters warrants. 110,000 of the shares of common stock being registered are issuable upon exercise of the common stock purchase warrants. Each managing underwriters warrant represents the right to purchase one share of common stock and one common stock purchase warrant. The shares and warrants are being offered for sale from time to time by or for the accounts of the selling securityholders. The selling securityholders received the right to purchase the shares and warrants as or from the managing underwriters of Herley's public offering in December 1997 of 1,265,000 shares of common stock and 1,265,000 common stock purchase warrants. The shares of common stock and warrants may be offered by the selling securityholders from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling securityholders may sell the shares and/or warrants to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchaser of the shares or warrants for whom such broker-dealers may act as agent or to whom they sell as principal or both. The compensation to a particular broker-dealer might be in excess of customary commissions. See "Selling Securityholders" and "Plan of Distribution."

     None of the proceeds from the sale of the shares or warrants by the selling securityholders will be received by Herley. Herley will bear the expenses in connection with the offering, including filing fees and Herley's legal and accounting fees, estimated at $10,000.

     Herley's common stock is traded on the Nasdaq National Market System under the symbol HRLY and the warrants are traded on the Nasdaq National Market System under the symbol HRLYW. On February 11, 1999, the last reported sale price of Herley's common stock as reported by the Nasdaq National Market System was $13 7/8 per share and the last reported sale price of the warrants as reported by the Nasdaq National Market System was $1 5/8 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is February __, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

     Herley has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a registration statement under the Securities Act of 1933, as amended (the "Act"), with respect to the warrants, including the common stock underlying the warrants, offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits relating thereto. For further information with respect to Herley and the shares of common stock and warrants offered by this prospectus, reference is made to such registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

     Herley is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. You may read and obtain copies of any materials filed by Herley with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of such material can also be obtained from the Securities and Exchange Commission's Web site at the address http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by Herley with the Commission pursuant to the Exchange Act, are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

     (1) Herley's Annual Report on Form 10-K for the fiscal year ended August 2, 1998.
     (2) Herley's Quarterly Report on Form 10-Q for the quarter ended November 1, 1998.
     (3) Herley's Proxy Statement dated December 30, 1998.
     (4) Herley's Report on Form 8-K dated January 6, 1999.
     (5) The description of the class of securities to be offered which is contained in a Registration Statement filed under Section 12 of the Securities and Exchange Act of 1934 (registration statement No. 333-39767), including any amendment or report filed for the purpose of updating such description.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of common stock and warrants shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Herley will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (except for exhibits thereto unless specifically incorporated by reference therein). Requests for such copies should be directed to the Secretary, Herley Industries, Inc., 10 Industry Drive, Lancaster, PA 17603, (717) 397-2777.

                                   THE COMPANY
General

     Herley is engaged in the design, development, manufacture and sale of flight instrumentation components and systems, and microwave products primarily to the U.S. government, foreign governments, and aerospace companies. Flight instrumentation products include command and control systems, transponders, flight termination receivers, telemetry transmitters and receivers, pulse code modulator ("PCM") encoders, and scoring systems. Flight instrumentation products are used to: (i) accurately track the flight of space launch vehicles, targets, and unmanned airborne vehicles ("UAVs"), (ii) communicate between ground systems and the airborne vehicle, (iii) if necessary, destroy the vehicle if it is veering from its planned trajectory, and (iv) train troops and test weapons.

     Herley's command and control systems are used on training and test ranges domestically and in foreign countries. Herley has an installed base of approximately 100 command and control systems around the world, which are either fixed installations, transportable units or portable units. Herley also manufactures microwave devices used in its flight instrumentation systems and products and in connection with the radar and defense electronic systems on tactical fighter aircraft.

     Herley has grown internally and through six strategic acquisitions. As a result, Herley has evolved from a components manufacturer to a systems and service provider and has leveraged its technical capabilities and expertise into domestic commercial and foreign defense markets.

     Since its inception in 1965, Herley has designed and manufactured microwave devices for use in various tactical military programs. In June 1986, Herley acquired a small engineering company, Mission Design, Inc., engaged in the design and development of transponders. This acquisition enabled Herley to enter the flight instrumentation business beginning with the design and manufacture of range safety transponders. In September 1992, Herley acquired substantially all of the assets of Micro-Dynamics, Inc. ("MDI") of Woburn, Massachusetts, a microwave subsystem designer and manufacturer. In June 1993, Herley acquired Vega Precision Laboratories, Inc. ("Vega") of Vienna, Virginia, a manufacturer of flight instrumentation products. In March 1994, Herley entered into an exclusive license agreement for the manufacture, marketing and sale of the Multiple Aircraft GPS Integrated Command & Control (MAGIC2) systems. In July 1995, Herley acquired certain assets and the business of Stewart Warner Electronics Corp. of Chicago, Illinois, a manufacturer of high frequency radio and IFF interrogator systems. In August 1997, Herley acquired Metraplex Corporation ("Metraplex") of Frederick, Maryland, which has enabled Herley to enter the airborne PCM and FM telemetry and data acquisition systems market.

Recent Development

     In January 1999, Herley acquired General Microwave Corporation ("GMC") of Amityville, New York, a company engaged primarily in the design, development, manufacture and marketing of microwave and electronic systems, equipment and components.

Products

     Command and Control Systems (C2)

     For over thirty years, Vega (a division of Herley) has been manufacturing products in the radar enhancement field. Herley's command and control systems have been used to fly remotely a large variety of unmanned aerial vehicles, typically aircraft used as target drones or Remotely Piloted Vehicles ("RPVs") and some surface targets. Operations have been conducted by users on the open ocean, remote land masses, and instrumented test and training ranges.

     Herley's command and control systems are currently in service throughout the world. Herley's pulse-positioned-coded ("PPC") concept enables the use of standard radar technology to track and control unmanned vehicles. Using the radar beacon mode, PPC pulse groups are transmitted and received for transfer of command and telemetry data while employing the location precision and advantages of radar techniques.

     Command and control systems permit a ground operator to fly a target or a UAV through a pre-planned mission. That mission may be for reconnaissance, where the vehicle is equipped with high definition TV sensors and the necessary data links to send information back to its command and control systems ground station. The UAV may also be used as a decoy, since the operator can direct the flight operations that will make the small drone appear to be a larger combat aircraft.

     With the 1994 licensing of the MAGIC2 system, Herley increased the selection of command and control systems. The 6104 TTCS (Target Tracking and Control System) unit is a line-of-sight command and control system with an installed base of equipment worldwide. Herley's engineers and marketers are now able to offer the MAGIC2 system as a supplement to, or replacement for, this installed base of equipment. The MAGIC2 system affords over-the-horizon command and control using GPS guidance and control of multiple targets from a single ground station. The ability to control multiple targets at increased distances represents a significant product improvement. The increasing demand for enhanced performance by the U.S. Navy as well as foreign navies in littoral warfare scenarios can be satisfied by the use of the MAGIC2 system.

     The new Model 6104 TTCS is a highly flexible, multiple processor design with high resolution graphics, which can be field configured within minutes to fly or control any selected vehicle for which it is equipped. The system is designed to operate with a large variety of vehicles. A basic TTCS configuration is normally supplied with a standard Herley command panel and the software peculiar to one vehicle. Telemetry display software is embedded for the specified vehicle, and a magnetic hard drive is supplied with a mission map prepared in accordance with a customer supplied detailed map of the area. The TTCS is used in support of missile, aircraft and other weapons systems development and testing. Herley continues to provide this system to customers to support their requirement.

     The MAGIC2 system provides control of multiple targets from a single ground control system, and utilizes GPS to provide accurate position information. The MAGIC2 system meets a growing requirement to test against multiple threats with the automated defense capabilities of ships like the AEGIS cruiser and the E-2C aircraft.

     Military surveillance operations typically use UAVs, RPVs, or drones to avoid the cost and risk of manned surveillance vehicles in the event of an accident or if the vehicle is shot down. These inexpensive drones are controlled in flight by a Herley command and control system, which may be mounted in a trailer that may be moved from place to place by helicopter or truck. Herley also manufactures portable command and control systems that are mounted on tripods that can be easily transported by an operational team. The portable units permit ready deployment in rugged terrain and may also be used on ships during open ocean exercises.

     In recent years, teaming arrangements between prime military contractors and Herley have increased. Large companies bidding on major programs seek to align themselves with parts and systems manufacturers such as Herley for economic reasons as well as for the technical expertise afforded by such alliances. Teaming arrangements with Tracor Corporation and Northrop Grumman Corporation have resulted in recent awards to Herley for command and control systems in Australia and Singapore, and Herley is presently negotiating additional teaming arrangements.

     Telemetry Systems

     Missile, UAV, or target testing on domestic and international test ranges requires flight safety and performance data transmission to maximize flight safety during the test operation. Surveillance and intelligence gathering UAVs also require a data transmission downlink and a command and control systems uplink to accomplish their mission. Herley has developed a telemetry system capability that can be configured to meet individual customers' needs. Various components of the system include data encoders, transmitters and flight termination receivers. Each has a distinctive role and each is key to the success of the mission.

     In 1972, Metraplex began developing data encoding and acquisition, and signal conditioning equipment. Metraplex is now a leading manufacturer of PCM and FM telemetry and data acquisition systems for severe environment applications, whose products are used worldwide for testing space launch vehicle instrumentation, aircraft flight testing, and amphibian, industrial and automotive vehicle testing. The product portfolio ranges in size and complexity from miniature encoders to completely programmable data acquisition systems.

     Herley's acquisition of Metraplex in 1997 allows Herley to offer a complete airborne data link system. With the digital capability of Metraplex in data encoding and acquisition elements combined with the radio frequency capability of Herley in providing its telemetry transmitters and flight termination receivers, Herley offers a full line of narrow or wide band airborne telemetry systems to meet a wide variety of industrial needs, both domestically and internationally.

     Transponders

     Herley manufactures a variety of expendable transponders, including range safety, identification friend or foe ("IFF"), command and control, and scoring systems.

     Transponders are small, expendable, electronic systems consisting of a transmitter, sensitive receiver and internal signal processing equipment comprised of active and passive components, including microwave subassemblies such as amplifiers, oscillators and circulators. The transponder receives signals from radars, changes and amplifies the frequency of the signals, and sends back a reply on a different frequency and signal level. This reply will be a strong, noise free signal upon which the tracking radar can "lock," and one which is far superior to skin reflection tracking, particularly under adverse weather conditions after the launch.

     In range safety applications, transponders enable accurate tracking of space launch and unmanned aerial vehicles, missiles, and target drones so that position and direction are known throughout its flight.

     In the case of several defense and commercial space launch vehicles (i.e., Delta, Atlas, Titan and Pegasus), the Herley transponder is tracked by the ground launch team all the way to space orbit, and in certain instances through several orbits, as a reference location point in space to assure that the launch payload has been properly placed in orbit.

     IFF transponders, which are used in conjunction with the FAA Air Traffic Control System, enable ground controllers to identify the unmanned targets, drones and cruise missiles on which these units fly and to vector other manned aircraft safely away from the flight path of the unmanned aerial vehicle.

     Command and control transponders provide the link through the telemetry system for relaying ground signals to direct the vehicle's flight. The uplink from the ground control station, a series of coded pulse groups, carries the signals that command the flight control guidance system of the vehicle. The downlink to the ground provides both tracking signals for range safety, as well as acknowledgment and status of the uplink commands and their implementation in the vehicle. The transponder is therefore the means to fly the vehicle.

     Scoring systems are mounted on both airborne and sea targets. Scoring systems enable test and evaluation engineers to determine the "miss-distance" between a projectile and the target at which it has been launched.

     Flight Termination Receiver

     A flight termination receiver ("FTR") is installed in a test missile, a UAV, a target or a space launch vehicle as a safety device. The FTR has a built-in decoder that enables it to receive a complex series of audio tones which, when appropriate, will set off an explosive charge that will destroy the vehicle. A Range Safety Officer ("RSO") using the range safety transponder will track the vehicle in flight to determine if it is performing as required. If the RSO detects a malfunction in the test or launch vehicle that causes it to veer from a planned trajectory in a manner that may endanger personnel or facilities, the RSO will transmit a coded signal to the onboard FTR to explode the vehicle harmlessly.

     Microwave Devices

     Herley manufactures solid state microwave devices in Lancaster, Pennsylvania, at its MDI facility in Woburn, Massachusetts, at its GMC facilities in Amityville, New York, and in the Talpiot Industrial Zone of Jerusalem, Israel for use in its transponders and existing long-term military programs, both as part of new production and for spare parts and repair services. These microwave devices are used in a variety of radar, communications and missile applications, including airborne and shipboard navigation and missile guidance systems.

     In Woburn, Herley designs and manufactures complex microwave integrated circuits ("MICs"), which consist of sophisticated assemblies that perform many functions, primarily involving switching of microwave signals. MICs manufactured by Herley are employed in many defense electronics military systems as well as missile programs. Herley also manufactures magnetrons, which are the power source utilized in the production of Herley's transponders.

     Herley produces receiver protector devices. These high power devices protect a radar receiver from transient bursts of microwave energy and are employed in almost every military and commercial radar system. With the contraction of the defense business, Herley has only one significant competitor in this market.

     Herley also designs and manufactures high frequency radio and IFF interrogators. This high frequency communications equipment is used by the U.S. Navy and foreign navies that conduct joint military exercises with the U.S. Navy. The IFF interrogators are used as part of shipboard equipment and are also placed on coastlines, where they are employed as silent sentries.

New Product Development and Applications

     Herley believes that its growth depends, in part, on its ability to renew and expand its technology, products, and design and manufacturing processes with an emphasis on cost effectiveness. Herley's primary efforts are focused on engineering design and product development activities rather than pure research. A substantial portion of Herley's development activities have been funded by Herley's customers. Certain of Herley's officers and engineers are involved at various times and in varying degrees in these activities. Herley's policy is to assign the required engineering and support people, on an ad hoc basis, to new product development as needs require and budgets permit. The cost of these development activities, including employees' time and prototype development, net of amounts paid by customers, were approximately $1,562,000, $1,828,000, and $1,453,000 in fiscal 1998, 1997, and 1996, respectively.

     The new products and systems that Herley plans to design, manufacture and sell are data link systems, which include telemetry data encoders. Data link systems and data encoders are currently being sold by others to Herley's existing customers. With its acquisition of Metraplex in August 1997, Herley now offers data link systems to its customers, either directly or through teaming arrangements. Upon receipt of an order, Herley will customize the design of a system for its customer for delivery typically nine months after receipt of such order.

     Data Link Systems

     Data link systems contain transmitters, amplifiers, receivers and other components, and provide the means of communication between the control tower, the ground station and the test or launch vehicle. Data link systems are the equivalent of telephone links between the air and ground portions of launch vehicles or test and training ranges. The uplink communication to the airborne vehicle is transmitted via a telemetry signal from the ground to the vehicle. The telemetry signals are used to command the airborne vehicle through its command control transponder. The transponder will then change the flight control guidance system as directed. The downlink signals from the airborne telemetry transmitter to the ground telemetry receiver provide tracking signals for range safety, confirmation of the uplink command and their implementation by the vehicle and compilation of the data from on-board sensors gathered by the telemetry data encoder.

     Through the application of technology acquired from Metraplex, Herley manufactures data encoders. Airborne targets and flight test missiles must have many critical parameters simultaneously monitored from the ground to gain the data required for verification of satisfactory performance or for identification of details of hardware requiring design improvements. On-board sensors may measure temperature, strain levels, vibration level and frequency, acoustic noise levels, air pressure, air velocity, humidity and other parameters of interest. The function of the encoder system is to convert the output of each of these sensors to a signal form that may be sequentially sampled by an electronic switch (multiplexer) produced by Herley in a known sequence and rate so as to create a data stream that may be transmitted to the ground by the telemetry system.

     Commercial Lighting

     Over the past three years, Herley has been seeking commercial applications for the magnetron tubes produced by Herley's MDI division. In 1995, Herley signed agreements with a large lighting company to develop miniature cost-effective magnetron tubes, using electrode-less high density ("EHD") techniques, for medical and industrial lighting applications. Based on initial engineering results, prototype tubes were designed, manufactured and tested satisfactorily to the specifications required. Herley and this other company are currently planning limited production of magnetron tubes to be used in an EHD industrial lighting application.


                                 USE OF PROCEEDS

     Herley will not receive any proceeds from this offering. Herley will receive $14.40 per share upon the exercise by the selling securityholders of the right to purchase the common stock and $.12 per warrant upon the exercise of their right to purchase the common stock purchase warrant. Herley will receive $15.60 per share upon exercise of the common stock purchase warrants.

             PRICE RANGE OF COMMON STOCK AND WARRANTS

     Herley's common stock is traded in the Nasdaq National Market under the symbol HRLY and the warrants are traded in the Nasdaq National Market under the symbol HRLYW. The following table sets forth the high and low sales price as reported by the Nasdaq National Market for the Herley common stock and warrants for the periods indicated and gives retroactive effect to the four-for-three stock split of the common stock on September 30, 1997.

                                  Common Stock
                                  ------------
                                          High               Low
                                          ----               ---
Fiscal Year 1997
     First Quarter                        $7.97             $6.19
     Second Quarter                       10.69              7.31
     Third Quarter                         8.91              6.09
     Fourth Quarter                       10.69              6.19

Fiscal Year 1998
     First Quarter                        15.00             10.13
     Second Quarter                       14.75             10.50
     Third Quarter                        14.69             10.88
     Fourth Quarter                       14.25              8.63

Fiscal Year 1999
     First Quarter                        10.50              7.63
     Second Quarter                       15.31              9.25
     Third Quarter (through               15.13             13.50
          February 11, 1999)

                                    Warrants
                                    --------
                                          High               Low
                                          ----               ---
Fiscal Year 1998
     First Quarter                   Not Traded        Not Traded
     Second Quarter                        2.00              1.31
     Third Quarter                         2.91              1.69
     Fourth Quarter                        2.31               .81

Fiscal Year 1999
     First Quarter                         1.06               .41
     Second Quarter                        1.94               .50
     Third Quarter (through                1.84              1.50
       February 11, 1999)

     The closing price of the common stock on February 11, 1999 was $13 7/8 and the closing price of the warrants was $1 5/8. As of February 11, 1999 there were approximately 330 record holders of the Herley common stock and approximately 80 recordholders of the warrants.

                                 DIVIDEND POLICY

     Herley has never paid any cash dividends on its Common Stock. There have been no stock dividends declared or paid by Herley on its common stock during the past two years except for a four-for-three stock split on September 30, 1997. Payment of future dividends, if any, will be dependent upon the earnings and financial position of Herley and such factors as the Board of Directors shall deem appropriate.

                                PERFORMANCE CHART

     The following graph sets forth the cumulative total stockholder return to Herley's stockholders during the five-year period ended August 2, 1998, as well as an overall stock market index (NASDAQ Stock Market-US) and Herley's peer group index (S&P Aerospace/Defense):

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG HERLEY INDUSTRIES, INC., THE NASDAQ STOCK MARKET-US INDEX AND
                        THE S & P AEROSPACE/DEFENSE INDEX


                                                Cumulative Total Return

                               7/93       7/94       7/95      7/96        7/97       7/98

Herley Industries, Inc.       100.00      50.00      68.25     111.11     176.19     168.25
Nasdaq Stock Market (U.S.)    100.00     102.91     144.50     157.43     232.31     274.20
S&P Aerospace/Defense         100.00     114.33     170.23     220.90     313.01     237.84

* $100 invested on 7/31/93 in stock or index including reinvestment of dividends. Fiscal year ending July 31.

                            DESCRIPTION OF SECURITIES

Capital Stock

     Herley's authorized capital stock consists of 20,000,000 shares of Herley common stock, $.10 par value per share.

Common Stock

     General. Herley has 20,000,000 authorized shares of Herley common stock, 5,224,028 of which were issued and outstanding on January 31, 1999. All shares of Herley common stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this prospectus, when issued and paid for upon the exercise of the warrants, will be validly issued, fully paid and non-assessable.

     Voting Rights. Each share of Herley common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. Herley's Board of Directors consists of three classes, each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of Herley common stock can elect all of the directors of Herley standing for election at a stockholders' meeting.

     Dividend Policy. All shares of Herley common stock are entitled to participate ratably in dividends when and as declared by Herley's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Herley common stock. Herley has not paid any cash dividends in the past two fiscal years or the current fiscal year and does not anticipate that cash dividends will be declared in the foreseeable future. While Herley declared a four-for-three stock split effected as a stock dividend effective September 30, 1997, payment of future dividends is subject to the discretion of Herley's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Herley, its capital requirements, general business conditions and other pertinent facts. Therefore there can be no assurance that any dividends on the Herley common stock will be paid in the future. See "Dividend Policy."

     Miscellaneous Rights and Provisions. Holders of Herley common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of Herley, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of Herley after satisfaction of all liabilities.

     Shares Eligible for Future Sale. Herley has 5,224,028 shares of Herley common stock outstanding, of which 4,568,308 are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of Herley (in general, a person who has a control relationship with Herley), which will be subject to the limitations of Rule 144 adopted under the Securities Act. The remaining shares are deemed to be "restricted securities," as that term is defined under Rule 144.

     In connection with the merger of GMC with a wholly-owned subsidiary of Herley, Herley has issued approximately 966,675 warrants to purchase shares of Herley common stock. In addition, Herley has outstanding 1,265,000 warrants that will be exercisable for 1,265,000 newly issued shares of Herley common stock. Upon exercise of those warrants to purchase, all of these shares of Herley common stock will also be freely tradeable without restriction or future registration under the Securities Act.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, who owns restricted securities for at least one year is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the total number of securities outstanding of the same class or the average weekly trading volume of the securities on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issue. In addition, an affiliate of the issuer is subject to such volume limitations when selling both restricted and unrestricted securities. A person who has not been an affiliate of Herley for at least the three months immediately preceding the sale and who has beneficially owned the securities for at least two years, however, is entitled to sell such securities under Rule 144 without regard to any of the limitations described above. Of the 655,720 shares of Herley common stock that constitute restricted securities, 591,522 shares have been held for more than one year.

     No predictions can be made as to the effect, if any, that sales of shares of Herley common stock under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of a substantial number of shares of the Herley common stock pursuant to Rule 144 or otherwise may adversely affect the market price of the Herley common stock or the warrants.

Description of Warrants

     The following is a brief summary of certain provisions of the warrants and of the merger warrants issued in connection with the merger of GMC and a wholly-owned subsidiary of Herley. Such summary does not purport to be complete and is qualified in all respects by reference to the Warrant Agreement (the "Warrant Agreement") among Herley, the Selling Stockholders and American Stock Transfer & Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the registration statement. The warrants are a different class than the Merger Warrants. The warrants are currently listed and traded on the Nasdaq National Market System under the symbol HRLYW and the Merger Warrants are currently listed and traded on the Nasdaq National Market System under the symbol HRLYZ. The terms of the warrants and the Merger Warrants are virtually identical except for the following: (i) the warrants expire in January 2000 and the Merger Warrants expire in January 2002; (ii) the date on which the exercise price of the warrants increases is January 16, 1999 and the date on which the exercise price of the Merger Warrants increases is January 11, 1999; and (iii) the Merger Warrants are redeemable, in whole or in part, at any time after 21 months from their issuance at a price of $1.00 per share of common stock by delivery of 30 days' written notice if the average last reported sales price of the Herley common stock has not been less than $17.60 per share for the fifteen consecutive trading days immediately prior to the notice date.

     Exercise Price and Terms. Each warrant entitles the registered holder thereof to purchase one share of Herley common stock at an exercise price of $
14.40 per share prior to January 16, 1999 and $15.60 per share thereafter, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any warrant may exercise such warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the exercise price then in effect until expiration of the warrants. The warrants expire twenty-four months from their date of issuance. No fractional shares will be issued upon the exercise of the warrants.

     The exercise price of the warrants bears no relationship to any objective criteria of future value. Accordingly, such exercise price should in no event be regarded as an indication of any future trading price.

     Adjustments. The exercise price and the number of shares of Herley common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Herley common stock, or sale by Herley of shares of its Herley common stock or other securities convertible into Herley common stock (exclusive of shares issued upon the exercise or conversion of outstanding options, warrants and convertible securities) at a price below the market price of the Herley common stock as defined in the Warrant Agreement. Additionally, an adjustment would be made in the case of a reclassification or exchange of Herley common stock, consolidation or merger of Herley with or into another corporation (other than a consolidation or merger in which Herley is the continuing corporation) or sale of all or substantially all of the assets of Herley in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Herley common stock that might otherwise have been purchased upon the exercise of the Warrant.

     Transfer, Exchange and Exercise. The warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue.

     Warrant Holder Not a Stockholder. The warrants do not confer upon holders any voting, dividend or other rights as stockholders of Herley.

                             SELLING SECURITYHOLDERS

     The following table sets forth the ownership of the selling securityholders, the number of shares of common stock beneficially owned by each of the selling securityholders, and the number of shares which may be offered for resale pursuant to this prospectus. Except as otherwise disclosed herein, none of the selling securityholders has had any position, office or other material relationship with Herley or its predecessors or affiliates within the past three years.

     The information included below is based upon information provided by the selling securityholders. Because the selling securityholders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling securityholders after such offering can be provided.

                                Number of Shares and Warrants Underlying
  Selling Securityholder             Managing Underwriters Warrants
  ----------------------        ----------------------------------------
 Southwest Securities, Inc.                        47,300
 Janney Montgomery Scott, Inc.                     33,004
 William J. Barrett                                10,016
 Herbert M. Gardner                                10,016
 C. William Dedmon, Jr.                             7,700
 Douglas Brickley                                   1,964

                              PLAN OF DISTRIBUTION

     The Shares are traded on the Nasdaq Stock Market National Market System under the symbol HRLY and the warrants are traded on the Nasdaq Stock Market National Market System under the symbol HRLYW . The shares and warrants may be sold from time to time directly by the selling securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the selling securityholders may be effected in one or more transactions that may take place on the Nasdaq Stock Market National Market System, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with such sales of securities.

     At the time a particular offer of securities is made by or on behalf of the Selling Securityholders, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

                                  LEGAL OPINION

     Certain legal matters in connection with this offering will be passed upon for Herley by Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York 11753. David H. Lieberman, a member of the firm, is a director of Herley. Mr. Lieberman owns 600 shares of common stock of Herley and options and warrants to purchase 17,333 shares of common stock.

                                     EXPERTS

     The audited financial statements of Herley Industries, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================
No dealer, salesperson, or other person has been authorized by Herley to give any information or to make any representations other than those contained in this prospectus and, if given or made, such other information or representations must not be relied upon as having been so authorized by Herley. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                TABLE OF CONTENTS

                                                  Page
                                                  ----
Where You Can Find More Information ............    2
Incorporation of Certain Documents
  by Reference .................................    2
The Company ....................................    3
Use of Proceeds ................................    8
Price Range of Common Stock and Warrants .......    9
Dividend Policy ................................   10
Performance Chart ..............................   10
Description of Securities ......................   11
Selling Securityholders ........................   14
Plan of Distribution ...........................   15
Legal Opinion ..................................   15
Experts ........................................   15


                              HERLEY INDUSTRIES, INC.



                                220,000 Shares of
     Common Stock

                              110,000 Common Stock
                               Purchase Warrants

                                  -----------
                                   PROSPECTUS
                                  -----------



                                February __, 1999

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     Securities and Exchange Commission
     Filing Fee. . . . . . . . . . . . . . . . . .      $   900
     Legal and Accounting Fees . . . . . . . . . .        5,000
     Miscellaneous . . . . . . . . . . . . . . . .        4,100
                                                        -------
     Total . . . . . . . . . . . . . . . . . . . .      $10,000

     Herley will pay all of these expenses.

Item 15.  Indemnification of Directors and Officers

     Under provisions of the By-Laws of Herley, each person who is or was a director or officer of Herley may be indemnified by Herley to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Herley, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both
(1) expenses (including attorneys' fees) and (2) judgements, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Herley, or if such suit is settled, such a person may be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Herley except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

     Herley and its officers and directors of Herley are covered by officers and directors liability insurance. The policy coverage is $3,000,000, which includes reimbursement for costs and fees. There is a maximum deductible under the policy of $200,000 for each claim. The Company has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 16.  Exhibits

     4.1  Managing Underwriters Warrant Agreement  (incorporated by reference to
          Exhibit 10.15 to registration statement No. 333-39767)
     4.2  Registration  Rights  Agreement  (incorporated by reference to Exhibit
          10.16 to registration statement No. 333-39767)
     5    Opinion of Blau, Kramer, Wactlar & Lieberman, P.C.
     23.1 Consent of Arthur Andersen LLP
     23.2 Consent  of Blau,  Kramer,  Wactlar &  Lieberman,  P.C.  (included  in
          Exhibit 5 hereof)
     24   Powers of Attorney (included in the signature pages hereof)

Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lancaster, Pennsylvania on the 12th day of February, 1999.

                                Herley Industries, Inc.

                                By: /s/ Lee N. Blatt
                                        ---------------------
                                        Lee N. Blatt
                                        Chairman of the Board

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on February 12, 1999, by the following persons in the capacities indicated. Each person whose signature appears below also constitutes and appoints Lee N. Blatt and Myron Levy, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Signature                        Title

/s/ Lee N. Blatt                Chairman of the Board
Lee N. Blatt                    (Chief Executive Officer)

/s/ Myron Levy                  President and Director
Myron Levy

/s/ Anello C. Garefino          Vice President - Finance, Treasurer (Chief
Anello C. Garefino              Financial Officer and Principal Accounting
                                Officer)

/s/ Thomas J. Allshouse         Director
Thomas J. Allshouse

/s/ David H. Lieberman          Secretary and Director
David H. Lieberman

                                Director
John Thonet

/s/ Alvin M. Silver             Director
Alvin M. Silver

/s/ Edward K. Walker, Jr.       Director
Edward K. Walker, Jr.
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 ---------------



                                    EXHIBITS

                                       to

                                    Form S-3

                             Registration Statement


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                             Herley Industries, Inc.
             (Exact name of registrant as specified in its charter)